Point of Banking Solution for the Medical Marijuana Sector

Dutch Gold Offers Alternative Merchant Service for MMJ Retailers

ATLANTA, GA March 20, 2014-- Dutch Gold Resources, Inc. (DGRI.OTC) (the “Company”) (http://dutchgoldinc.com) today announced that it has entered into an agreement to immediately begin to offer a Point of Banking solution to MMJ merchants as an alternative to traditional merchant account services and to facilitate secure merchant transactions.

It is virtually impossible for MMJ retailers to acquire merchant accounts, and they are typically subject to very high rates if they are somehow able to actually secure a merchant account. Dutch Gold Resources, Inc. will begin offering Point of Banking solutions to the MMJ sector to give retailers access to card processing and to reduce costs for the industry.

Point of Banking functions as a “cashless ATM Machine” that allows retail merchants to accept bankcards without the high processing fees associated with either a traditional or high-risk merchant account. All processing fees for approved transactions are paid for by the cardholders through a small convenience fee that is added to the transaction amount being charged to the customer's card, similar to using an out-of-network ATM machine. Point of Banking uses a terminal configured to run PIN-based transactions that most merchants place right at the cash register. Whole dollar amounts are run in increments of $5 or $10. The terminal prints a two-part receipt, so both the merchant and the customer can keep a copy. Funds are electronically deposited into the recipient’s bank account.

The Company has partnered with CyoGate, LLC, which owns and operates the CyoGate Internet Payment gateway, one of the quickest and most cost effective ways to accept and process credit card and electronic check payments. The CyoGate Internet payment gateway works with dozens of merchant processors around the world, and is supported on hundreds of popular web shopping carts and ecommerce platforms.

“We are extremely pleased to have Dutch Gold as a premier payment solutions partner, said Jonathan Castleman, CEO of CyoGate, “and we believe that their expertise and positioning in the industry, combined with CyoGate’s leading-edge payment solutions, effectively solves the biggest challenge facing legal MMJ dispensaries and delivery services today.”

Under the terms of the agreement Dutch Gold will be able to offer mobile, Internet, and high risk transaction processing and Point of Banking merchant solutions. The Company will begin marketing the Point of Banking product immediately. Interested customers are asked to contact info@DutchGoldInc.com for information.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by Dutch Gold Resources, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

For further information, please see www.DutchGoldInc.com or please contact Daniel Hollis, CEO of Dutch Gold Resources, Inc. at 404-981-7424.